Exhibit 10.4
BACKUP SERVICING AGREEMENT
     This Backup Servicing Agreement, dated as of [     ], 20[  ] (this “Agreement”), is among [[     ], as Insurer (the “Insurer”),] [     ], as Backup Servicer (the “Backup Servicer”), [     ], as Indenture Trustee (the “Indenture Trustee”), Santander Drive Auto Receivables Trust 20[ ]-[  ], as Issuer (the “Issuer”), Santander Drive Auto Receivables LLC, as Seller (the “Seller”), and Santander Consumer USA Inc., as Servicer (“Santander Consumer”).
WITNESSETH:
     WHEREAS, the Issuer, the Seller, the Servicer, the Indenture Trustee and the Backup Servicer have entered into that certain Sale and Sale and Servicing Agreement, dated as of [     ], 20[  ] (the “Sale and Servicing Agreement”), pursuant to which Santander Consumer, as Servicer, provides servicing for certain Contracts;
     WHEREAS, the Sale and Servicing Agreement contemplates that [  ] will serve as Backup Servicer and will assume certain responsibilities of the Servicer following the occurrence of an Event of Default under the Sale and Servicing Agreement;
     WHEREAS, the parties hereto desire to set forth certain agreements with respect to the assumption of the servicing by the Backup Servicer under the Sale and Servicing Agreement under certain circumstances.
     NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     Section 1. Capitalized Terms.
     (a) Capitalized terms not otherwise defined herein are used herein with the meanings ascribed thereto, or incorporated by reference, in the Sale and Servicing Agreement. Except as otherwise indicated by the context the following terms shall have the following meanings for all purposes of this Agreement:
     “Assumption Date” has the meaning set forth in Section 2.
     “Confidential Information” has the meaning set forth in Section 12.
     “Continued Errors” has the meaning set forth in Section 9(a)(vi).
     “Data Mapping” has the meaning set forth in Section 6(b).
     “Errors” has the meaning set forth in Section 9(a)(vi).
     “Indemnified Parties” has the meaning set forth in Section 10.

     “Liability” has the meaning set forth in Section 9(a)(vi).
     “Live Data Files” has the meaning set forth in Section 6(c).
     “Servicer-Related Activities” means the services and service-related activities and the servicer-related responsibilities provided for under the Sale and Servicing Agreement.
     “Test Data File” has the meaning set forth in Section 6(b).
     (b) For all purposes of the Basic Documents, except as otherwise expressly provided or unless the context otherwise requires, (i) terms used in the Basic Documents shall include, as appropriate, all genders and the plural as well as the singular, (ii) references to a Basic Document shall include all Exhibits and Schedules thereto, (iii) references to words such as “herein,” “hereof” and the like shall refer to a Basic Document as a whole and not to any particular part, Article or Section therein, (iv) references to an Article or Section such as “Article One” or “Section 1.01” shall refer to the applicable Article or Section of the related Basic Document, (v) references to a Person shall include its successors and permitted assigns, (vi) the term “include” and all variations thereof shall mean “include without limitation,” (vii) the term “or” shall include “and/or” and (viii) the term “proceeds” shall have the meaning ascribed to such term in the applicable UCC.
     Section 2. Assumption of Obligations. The Backup Servicer agrees that within 30 days receipt of a written notice from the Indenture Trustee [or the Insurer] (the “Assumption Date”) of the termination of the rights and obligations of the Servicer pursuant to the Sale and Servicing Agreement, which written notice shall be sent pursuant to Section 10.5 of the Sale and Servicing Agreement, and without further notice, the Backup Servicer shall assume the Servicer-Related Activities of the Servicer under the Sale and Servicing Agreement (as limited and revised under this Agreement) and further agrees that it shall assume all such Servicer-Related Activities in accordance with requirements, terms and conditions set forth in the Sale and Servicing Agreement except to the extent that the Backup Servicer and the parties hereto have otherwise expressly agreed herein. In the event of a conflict between any provision of the Sale and Servicing Agreement and this Agreement, this Agreement shall be controlling.
     Section 3. Representations and Warranties of the Backup Servicer. By execution and delivery of this Agreement, the Backup Servicer hereby represents, warrants and covenants to [the Insurer,] the Issuer, the Seller and Santander Consumer that as of the date of this Agreement:
     (a) Due Organization and Good Standing. The Backup Servicer is a [     ], duly [ ] and validly existing under the laws of the [     ].
     (b) Power and Authority. All necessary corporate, regulatory or other similar action has been taken to authorize and empower the Backup Servicer and the officers and representatives acting on behalf of the Backup Servicer, and the Backup Servicer has full power and authority to execute, deliver and perform this Agreement.

     (c) Permitted Activity. This Agreement has been duly authorized, executed and delivered by the Backup Servicer and the performance and compliance with the terms of this Agreement will not violate the Backup Servicer’s articles of association or bylaws or constitute a default (or an event, which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material contract, indenture, lease, credit agreement or any other agreement or instrument to which the Backup Servicer is a party to which may be applicable to the Backup Servicer or any of its assets.
     (d) Binding Obligations. The Backup Servicer is duly licensed and qualified to perform the functions specified herein and this Agreement constitutes a valid, legal and binding obligation of the Backup Servicer, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally and to general principles of equity.
     (e) No Violations. The Backup Servicer is not in violation of, and the execution, delivery and performance of this Agreement by the Backup Servicer will not constitute a violation with respect to any other order or decree of any court or any order, regulation or demand of any federal, State, municipal or governmental agency, which violation might have consequences that would materially and adversely affect the condition (financial or otherwise) or operations of the Backup Servicer or its properties or might have consequences that would affect the performance of its duties hereunder.
     (f) No Proceedings. No proceedings of any kind, including but not limited to litigation, arbitration, judicial or administrative, is pending or threatened against or contemplated by the Backup Servicer which would under any circumstance have an adverse effect on the execution, delivery, performance or enforceability of this Agreement.
     (g) Explicit Warranties Only. No statement other than those contained in this Section shall constitute a warranty, and no statement shall be a warranty unless specifically described as such. Compilations of data or numerical information shall never constitute a “statement” or a warranty.
     Section 4. Exclusion of Performance from Servicer’s Obligations. Notwithstanding the assumption of the duties of the Servicer under the Sale and Servicing Agreement, as modified by the terms of this Agreement, the Backup Servicer shall have no duty or obligation to perform the administrative duties of the Issuer under the Basic Documents, or to monitor the performance of the Issuer; provided, however, that this shall in no event limit or diminish the other obligations of the Backup Servicer under the Sale and Servicing Agreement and this Agreement, including without limitation the obligation of the Backup Servicer to monitor the performance of the Trust Property and to advise the Indenture Trustee or the Owner Trustee when, to the actual knowledge of an officer of the Backup Servicer, action is necessary to protect the Trust Property.
     The Backup Servicer shall have no duty or obligation with respect to Sections 2.3, 3.4(b), 3.6, 3.11, 3.12, 5.2(b), 6.2, 6.3 or 6.4 of the Sale and Servicing Agreement. Additionally, the Backup Servicer shall have no obligation to provide investment direction pursuant to Sections

4.1(b) of the Sale and Servicing Agreement and any other sections of the Sale and Servicing Agreement requiring investment direction from the Servicer. The Backup Servicer can only be terminated in accordance with Section 15 of this Agreement. Notwithstanding any provision in the Sale and Servicing Agreement to the contrary, the Backup Servicer shall not have any obligations, duties, responsibilities or rights under the Credit and Collection Policy.
     On and after the Assumption Date, the Indenture Trustee hereby agrees to assume the obligations of the Administrator under the Administration Agreement.
     On and after the Assumption Date, upon the occurrence of a Trigger Event, if [the Insurer, or] the Indenture Trustee [if an Insurer Event of Default has occurred and is continuing,] shall exercise its right to direct the Servicer to perfect or re-perfect the security interests in the Financed Vehicles securing the Contracts in the name of the Indenture Trustee pursuant to Section 3.4(b) of the Sale and Servicing Agreement, the Backup Servicer hereby agrees that it shall cause the certificates of title to be submitted for retitling as soon as reasonably possible, but in no event later than 90 days after the date of the [Insurer’s or] Indenture Trustee’s, as applicable, directive, to show the Indenture Trustee as secured party thereon.
     Section 5. Modifications of the Servicer’s Obligations. On and after the Assumption Date, the parties hereby agree that the duties of Santander Consumer under the Sale and Servicing Agreement shall be modified as follows:
     (a) Section 3.03. Custody of Contract Files. The Backup Servicer shall maintain custody of the certificates of title related to the Financed Vehicles in its [     ] located at [     ], on a basis which physically segregates the certificates of title related to the Financed Vehicles from other files of automotive receivables owned or serviced by the Backup Servicer.
     (b) Section 4.03. Realization Upon Contracts. The Backup Servicer shall have no responsibility for any deficiency collections or the obligation to realize upon any Dealer Recourse. The Indenture Trustee hereby agrees that it shall assume the obligations of the Servicer under Section 3.3 of the Sale and Servicing Agreement solely with respect to realization upon any Dealer Recourse.
     (c) Section 4.10. Annual Statement as to Compliance; Notice of Default. On and after the Assumption Date, the Backup Servicer shall deliver the Officer’s Certificate specified in Section 3.9 of the Sale and Servicing Agreement on or before March 31st of each year, dated as of the preceding December 31st.
     (d) Section 4.11. Annual Independent Certified Public Accountant’s Report. With respect to the annual report, the Backup Servicer shall be responsible only for an examination in accordance with the standards of SAS70. The Backup Servicer shall be obligated to deliver the annual report on or before March 31st, dated as of the preceding December 31 beginning in [  ].
     (e) Section 8.01. Events of Default. On and after the Assumption Date, Article VII of the Sale and Servicing Agreement shall not be applicable to the Backup Servicer. Events of

Default applicable to the Backup Servicer shall be limited to those specified in Section 15 of this Agreement.
     Section 6. Other Obligations of the Backup Servicer Pursuant to this Agreement.
     (a) In order to ensure preparedness to carry out the Servicer-Related Activities, the Backup Servicer agrees that immediately upon execution of this Agreement, it will begin to formulate a contingency plan designed to execute a transition of the Servicer-Related Activities from Santander Consumer within 90 days of execution of this Agreement. The contingency plan of the Backup Servicer shall contemplate the services provided under the Sale and Servicing Agreement (as limited and revised under this Agreement) and, without limiting the obligations thereunder, will provide for servicing and enforcement of retail motor vehicle installment sale contracts in a manner comparable for the servicing and enforcement of such receivables that the Backup Servicer carries out for itself and others. Such services shall include, without limitation, collecting receivable payments, realizing a return on defaulted receivables, carrying out reporting responsibilities, monitoring insurance policies and processing claims under such insurance policies and maintaining files.
     (b) In order to further ensure preparedness to carry out Servicer-Related Activities, the Backup Servicer will ready itself to receive data as if it were currently acting as Santander Consumer. In this regard, the Backup Servicer and Santander Consumer will agree upon the file layout and electronic medium to transfer such data to the Backup Servicer. Santander Consumer shall provide to the Backup Servicer a test data file, which will include the loan master file, the transaction history file and all other files necessary to carry out the Service-Related Activities (the “Test Data File”) in a format acceptable to the Backup Servicer. The Backup Servicer shall confirm to Santander Consumer in writing that the Test Data File is in the correct format or what, if any, changes or modifications are necessary. The Backup Servicer shall develop a conversion program which maps the Test Data File to the Backup Servicer’s internal servicing system, convert the Test Data File to its internal servicing system (“Data Mapping”), and confirm in writing to Santander Consumer that it has received and verified the completeness of the Test Data File within 90 days of receipt of such Test Data File. Upon a successful conversion, the Backup Servicer agrees to provide Santander Consumer a copy of its conversion program source code and supporting programming documentation. Such source code and support programming documentation shall be considered Confidential Information for the purpose of Section 12.
     (c) With respect to live data files, which will include the loan master file, the transaction history file and all other files necessary to carry out the Servicer-Related Activities received in connection with the warehouse facility (the “Live Data Files”), the Backup Servicer shall convert the Live Data Files to its internal systems and shall have confirmed in writing (substantially in the form of Exhibit A hereto) to Santander Consumer the accuracy and completeness of the conversion; provided, however, that such confirmation shall not be deemed to apply to the accuracy of the Live Data Files as provided by Santander Consumer, but shall be deemed only to apply to the accuracy of the conversion of the Live Data Files to the the Backup Servicer’s internal systems. To verify that Live Data Files have been accurately converted to the

Backup Servicer’s internal servicing system, the Backup Servicer will provide Santander Consumer with such reports as are mutually agreed upon by Santander Consumer and the Backup Servicer from time to time. Santander Consumer reserves the right to review converted data on the Backup Servicer’s system either by performing an on-site review of the Backup Servicer’s systems or, at Santander Consumer’s sole expense, by having remote access to the Backup Servicer’s systems. The Backup Servicer shall perform Data Mapping with the Live Data Files and shall inform Santander Consumer of any changes in format.
     No later than the 10th day of each calendar month, until the earlier of the Assumption Date or the termination of this Agreement, Santander Consumer shall provide an electronic file containing information used to prepare the monthly Servicer’s Certificate. No later than five business days thereafter, the Backup Servicer shall confirm in writing (substantially in the form of Exhibit A hereto) to Santander Consumer or its designee the receipt.
     Section 7. Compensation.
     (a) In connection with the transition of servicing responsibilities, the Backup Servicer shall be paid a one-time conversion fee equal to $[  ] plus reasonable out-of-pocket expenses for freight and travel. The Backup Servicer shall pay all of its other costs and expenses incurred in connection with the transition of servicing responsibilities. Amounts payable to the Backup Servicer under this paragraph shall be payable: (i) first, by Santander Consumer; (ii) second, up to $100,000 from amounts payable as Transition Expenses pursuant to Section 4.4(a)(1) of the Sale and Servicing Agreement, as provided by Section 7.1(d) of the Sale and Servicing Agreement[; or (iii) by the Insurer at its option, pursuant to Section 7.1(d) of the Sale and Servicing Agreement].
     (b) With respect to each Distribution Date after the Assumption Date, the Backup Servicer shall be entitled to a monthly servicing fee for services rendered during the related Collection Period in an amount equal to the product of (i) [  ]% per annum and (ii) the Pool Balance as of the first day of the Collection Period.
     (c) Except as set forth below, all costs and expenses incurred by the Backup Servicer in carrying out its duties here under after the Assumption Date shall be paid or caused to be paid by the Backup Servicer out of the compensation to be paid to or retained by Santander Consumer, pursuant to the Sale and Servicing Agreement. During the term of this Agreement, the Backup Servicer shall be reimbursed for all actual out-of-pocket costs and expenses incurred in connection with the performance of its duties as Backup Servicer under the Sale and Servicing Agreement as modified by this Agreement including but not limited to the following:
     (i) any compensation paid to outside legal counsel to protect the interests of the Indenture Trustee, or if the Indenture Trustee does not have a security interest in the Contracts, the owner or security holder’s interest in assets administered under this Agreement;

     (ii) [any compensation paid to professional accountants retained at the direction of the Insurer to review the assets administered under this Agreement;]
     (iii) any compensation paid to independent repossessors and any direct out of pocket expenses arising from or related to realization of Contracts administered under this Agreement;
     (iv) any sales, franchise, income, excise, personal property or other taxes arising from or related to any Contracts administered under this Agreement;
     (v) any parking or other fines, insurance or title or other fees arising from or related to any Contracts administered under this Agreement;
     (vi) other requested services will be quoted on a time and materials basis utilizing the Backup Servicer’s current pricing schedule; and
     (vii) expenses for special forms including billing receipts and late notices, letters, notices, freight, tapes, postage, communications and bank service charges [and any other expenses approved by the Insurer].
     (d) In the event the Indenture Trustee wishes for the Backup Servicer to perform any function requiring the Backup Servicer to incur additional out-of-pocket expenses other than those described above, the Indenture Trustee[, with the prior consent of the Insurer,] shall give the Backup Servicer written authorization to perform such services, which shall entitle the Backup Servicer to reimbursement for the out-of-pocket expenses incurred in connection therewith. Unless such prior written authorization is given, the Backup Servicer shall not be obligated to undertake any matters which would incur any out-of- pocket expenses not described above.
     (e) Services requested of the Backup Servicer by Persons other than the Indenture Trustee which are not included or contemplated under this Agreement [shall require the prior written consent of the Insurer and] will be performed at the discretion of the Backup Servicer based upon costs quoted by the Backup Servicer to such Person requesting such service on time and materials basis utilizing the Backup Servicer’s current pricing schedule, and shall be paid by the requesting party.
     (f) In the event the Backup Servicer seeks but does not obtain in a specific instance approval to incur expenses in excess of those stated herein, the Backup Servicer shall not be obligated to proceed with the recommended activity as to which such approval is sought.
     (g) [In the event an Insurer Event of Default has occurred and is continuing, the Indenture Trustee shall exercise the rights of the Insurer under this Section.]
     Section 8. Standard of Care. In performing the Servicer-Related Activities contemplated by this Agreement, the Backup Servicer agrees to comply in all respects with the applicable State and federal laws and will carry out such activities with the same degree of care as that provided for the Servicer under the Sale and Servicing Agreement. The Backup Servicer shall maintain all State and federal licenses and franchises necessary for it to perform Service-Related Activities. The Backup Servicer shall not have any Liability for any Error or Continued Error by Santander Consumer, or for any error, inaccuracy or omission of Santander Consumer before the Backup Servicer assumes the Service-Related Activities.
     Section 9. Limitation on Liability. The Backup Servicer shall not be bound by any of the provisions in Sections 6.2 and 6.4 of the Sale and Servicing Agreement. Notwithstanding anything in the Sale and Servicing Agreement or this Agreement to the contrary, the Backup Servicer’s obligations as to the matters set forth in Section 6.2 and 6.4 of the Sale and Servicing Agreement or this Agreement shall be only those obligations set forth in Sections 8, 9 and 10 of this Agreement. The liability of the Backup Servicer for performance of its obligations under this Agreement or the Sale and Servicing Agreement shall be governed solely by this provision and shall be limited as follows:
     (a) (i) the Backup Servicer shall be strictly accountable for all payments actually received by it, respectively, on the Contracts.
     (ii) the Backup Servicer shall not be liable to any Person for any action taken or for refraining to take any action in good faith and in accordance with the standard of care established in Section 8.
     (iii) In no event shall the Backup Servicer be liable for any incidental, indirect or special damages, including but not limited to damages for loss of profits, goodwill or prospective business opportunity.
     (iv) All software from third parties, whether provided by Santander Consumer or a party to the Sale and Servicing Agreement or any other Basic Document, is without warranty by the Backup Servicer, which only assumes the duty to review such software and to subject it to reasonable testing prior to use.
     (v) The only warranties made by the Backup Servicer are to perform the obligations contained in this Agreement [and the Insurance Agreement] and there are no other warranties, express or implied, including but not limited to merchantability or fitness for a particular purpose.
     (vi) In the event of the assumption of servicing duties by the Backup Servicer under this Agreement, the Backup Servicer shall accept and rely on accounting and operation records of Santander Consumer, without any obligation to audit or otherwise examine such records, and the Backup Servicer shall have no duty, responsibility, obligation or liability (herein the foregoing are together referred to as “Liabilities,” or individually, as a “Liability”) for the acts or omissions of the Servicer. In the event that the records of Santander Consumer shall contain any error, inaccuracy or omission (herein referred to together as “Errors”) and the Backup Servicer shall determine that such Errors could cause or materially contribute to the Backup Servicer’s inability to perform its obligations hereunder in accordance with the standard of care specified in Section 8 and the Backup Servicer shall have relied upon such data or information contained in such records in its performance hereunder (herein referred to as “Continued Errors”). The Backup Servicer shall incur no Liability for such Errors or Continued Errors, or for any error, inaccuracy or omission in the work performed by Santander Consumer to the extent that such error, inaccuracy or omission was caused by such Error in Santander Consumer’s records. In the event the Backup Servicer becomes aware of Errors or Continued Errors, and the Backup Servicer determines that such Errors or Continued Errors impair in any material respect its ability to continue to perform under this Agreement, the Backup Servicer shall use its best efforts to reconstruct and reconcile such data as it deems necessary, or as the Indenture Trustee [or the Insurer] shall instruct.
     (b) the Backup Servicer shall not be bound by any of the Basic Documents other than the Sale and Servicing Agreement, this Agreement [and the Insurance Agreement].
     (c) the Backup Servicer shall not be liable for any taxes of any kind asserted against the Issuer, except for any interest and penalties asserted against the Issuer as a result of the Backup Servicer’s negligence, bad faith, willful misconduct or unlawful acts.
     Section 10. Indemnification. The Backup Servicer hereby indemnifies, holds harmless and agrees to defend [the Insurer,] the Issuer, the Seller, the Owner Trustee and Santander Consumer (collectively, the “Indemnified Parties”), from and against any cost, expense, loss, claim, damage and/or liabilities to the extent that such cost, expense, loss, claim, damage and/or liability was proximately caused by negligence, willful misfeasance or bad faith of the Backup Servicer in the performance of its duties hereunder, or by reason of reckless disregard of its obligations and duties hereunder.
     Section 11. Inspections. At all times during the term of this Agreement, the Backup Servicer shall permit the parties hereto and their respective authorized agents, officers and employees, upon three business days prior written notice, reasonable access during normal business hours to the Backup Servicer’s records relating to the Service-Related Activities and will cause its personnel to assist in any examination of such records by the parties hereto; provided, however, that such inspections shall not unreasonably interfere with the Backup Servicer conducting its day to day operations.
     Section 12. Confidentiality. The Backup Servicer and the other parties hereto mutually agree that all information provided in connection with this Agreement and the services contemplated herein (the “Confidential Information”) will be kept confidential by the Backup Servicer and the other parties hereto and each of their officers, employees and agents and shall not, except as provided below, be disclosed by the Backup Servicer or any of the other parties hereto or each of their officers, employees and agents, in any manner whatsoever to any other Person or company, other than required by law, rule or regulation of a governmental authority, or in litigation, or to other parties to the transaction in connection with the obligations of the Servicer or the Indenture Trustee under the Sale and Servicing Agreement, so long as such other parties have agreed to be bound by this confidentiality provision, and shall not be otherwise used by the Backup Servicer or any of the other parties hereto or each of their officers, employees and agents other than for the purpose of evaluating the Confidential Information and utilizing it as set forth herein. Except as permitted in the foregoing sentence, the Backup Servicer and the other parties hereto each further agree to provide the Confidential Information furnished by the other only to those officers, employees and agents who need to know such information and who have been advised of this confidentiality provision and have agreed to be bound by the provisions of this confidentiality provision.
     Confidential Information protected by this Agreement does not include information which is (i) generally available to the public, other than as a result of a disclosure by the Backup Servicer or any of the other parties hereto or their officers, employees and agents or information which was available to the Backup Servicer or any of the other parties hereto on a non-confidential basis prior to its disclosure to the Backup Servicer or the other parties hereto in connection with this Agreement.
     Section 13. [Insurance Agreement.
     (a) the Backup Servicer makes each of the representations, warranties and covenants of the Servicer set forth in the Insurance Agreement as to itself and as of the Assumption Date, each of which representations, warranties and covenants shall be deemed to be incorporated herein by this reference as if fully set forth herein; provided, however, that, only with respect to such representations, warranties and covenants of the Backup Servicer, references in the Insurance Agreement to “Servicer” shall be deemed to refer to the Backup Servicer; except that:
     (i) the Backup Servicer represents that it is a national banking association, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, all references to “certificate of incorporation,” “by-laws,” “jurisdiction of formation” and terms of like effect shall be deemed to refer to the organizational documents of the Backup Servicer and the jurisdiction of its organization.
     (ii) The references therein to “Transaction Documents” shall be deemed to refer only to the Insurance Agreement, the Sale and Servicing Agreement and this Agreement.
     (iii) the Backup Servicer shall not be deemed to have made the representations and warranties set forth in paragraphs [  ] of Section [  ] of the Insurance Agreement.
     (iv) The principal place of business of the Backup Servicer is located in Minneapolis, Minnesota and the jurisdiction of formation of the Backup Servicer is the United States.
     (v) the Backup Servicer shall not be required to furnish the quarterly financial statements required by Section [  ] of the Insurance Agreement to the extent it does not currently prepare such statements; provided, however, that the Backup Servicer agrees to promptly furnish such quarterly financial statements to the Insurer at such time as it prepares such quarterly financial statements and furnishes them to any other creditor or investor.
     (vi) the Backup Servicer shall not be required to promptly inform the Insurer in writing of the occurrence of any Default or Event if Default (as defined in the Insurance Agreement) or of any Material Adverse Change (as defined in the Insurance Agreement).
     (vii) the Backup Servicer shall not be bound by the provisions of Sections [   ] of the Insurance Agreement.
     (b) Notwithstanding any provision to the contrary in Section [  ] of the Insurance Agreement, in no event shall the Backup Servicer be liable to any Person for any action taken or for refraining from the taking of any action in good faith pursuant to the Transaction Documents or for any errors in judgment, provided, however, that the Backup Servicer’s liability shall not be so limited for any cost, expenses, liabilities or damages resulting from the Backup Servicer’s material deviation from prevailing industry standards for servicing similar automobile installment sale contracts and automobile installment loan agreements. The Backup Servicer shall not be liable for any consequential damages, including but not limited to damages for loss of profits, goodwill or prospective business opportunity, unless such damages were proximately caused by the gross negligence or willful misconduct of the Backup Servicer.]
     Section 14. Events of Default. Any of the following events shall constitute an “Event of Default” on and after the Assumption Date:
     (a) Any failure by the Backup Servicer (i) to deposit to the Collection Account any amount required to be deposited by Santander Consumer (except for any amounts required to be deposited by the Servicer under Section 3.6 of the Sale and Servicing Agreement) that shall continue unremedied for one Business Day or (ii) any failure by the Backup Servicer to deliver to the Indenture Trustee [or the Insurer] the Servicer’s Certificate on the related Determination Date that shall continue unremedied for a period of one Business Day, in the case of either clause (i) or (ii) after the written notice of such failure having been received by the Backup Servicer from the Indenture Trustee [or the Insurer];
     (b) failure on the part of the Backup Servicer to observe or to perform in any material respect any other covenants or agreements of the Servicer hereunder or in the Sale and Servicing Agreement, which failure shall (i) materially and adversely affect the rights of the Class A Noteholders [or the Insurer] and (ii) continue unremedied for a period of 30 days after the earlier to occur of (A) the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Backup Servicer by the Indenture Trustee by the Majority Noteholders [or the Insurer] or (B) the discovery of such failure by an officer of the Seller;
     (c) the entry of a decree or order by a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator, receiver or liquidator for the

Backup Servicer in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its respective affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days or the entry of any decree or order for relief in respect of the Backup Servicer under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt or similar law, whether now or hereafter in effect, which decree or order for relief continues unstayed and in effect for a period of 60 consecutive days; or
     (d) the consent by the Backup Servicer to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Backup Servicer or relating to substantially all of its property; or the admission by the Backup Servicer in writing of its inability to pay its debts generally as they become due, the filing by the Backup Servicer of a petition to take advantage of any applicable insolvency or reorganization statute, the making by the Backup Servicer of an assignment for the benefit of its creditors, or the voluntarily suspension by the Backup Servicer of payment of its obligations.
     Section 15. Termination.
     (a) In the event of (i) a material breach on the part of the Backup Servicer with respect to any covenant or agreement by the Backup Servicer under this Agreement or (ii) the occurrence and continuation of an Event of Default [or (iii) at the sole discretion of the Insurer (so long as no Insurer Event of Default has occurred and is continuing)], then [the Insurer, or] the Indenture Trustee, [if an Insurer Event of Default has occurred and is continuing,] shall notify the Backup Servicer of the breach and the Backup Servicer shall have 30 days thereafter to cure such breach. Should the Backup Servicer fail to cure such breach, then upon the lapse of 30 days thereafter, this Agreement shall automatically terminate. [If the Backup Servicer shall at any time not meet the requirements of a Servicer under the Sale and Servicing Agreement or the related documents, this Agreement shall automatically terminate at the sole option of the Insurer (so long as no Insurer Event of Default has occurred and is continuing).]
     (b) In the event of a material breach by any other party to this Agreement, other than non-payment of fees owed to the Backup Servicer, the Backup Servicer shall notify the other parties hereto of such breach and the other parties hereto shall have 30 days thereafter to cure such breach. Should the other parties hereto fail to cure such breach, then upon the lapse of 30 days, this Agreement shall automatically terminate.
     (c) If the Issuer defaults in the payment of any fee due to the Backup Servicer under this Agreement and fails to cure the default within 45 days after receiving written notice specifying such default[, with a copy to the Insurer], then the Backup Servicer may, by giving at least 30 days’ written notice to the other parties hereto, terminate this Agreement[, provided, however, that the Insurer shall have the right but not the obligation to pay such fee].
     (d) This Agreement shall automatically terminate, without a requirement of notice to be given upon the occurrence of an Event of Default in Section 14(c) or (d).

     (e) This Agreement may be terminated by [the Insurer or] the Indenture Trustee, [at the direction of the Insurer (in either case so long as no Insurer Event of Default has occurred and is continuing),] without cause, upon 30 days’ prior written notice given to the Backup Servicer.
     (f) Upon termination of this Agreement, the Backup Servicer shall, at the direction of [the Insurer (so long as no Insurer Event of Default has occurred and is continuing) or] the Indenture Trustee, promptly return all written Confidential Information and any related electronic and written files and correspondence in its possession as are related to this Agreement and the Service-Related Activities contemplated hereunder. The Backup Servicer shall provide reasonable access to its facilities and assistance to any Backup Servicer, successor Servicer or other parties assuming the servicing responsibilities; provided, however, that such access shall not unreasonably interfere with the Backup Servicer conducting its day to day operations.
     Section 16. Miscellaneous.
     (a) This Agreement may only be amended in writing signed by each of [the Insurer (so long as no Insurer Event of Default has occurred and is continuing),] the Backup Servicer, the Issuer, the Seller, Santander Consumer and the Indenture Trustee; provided, however, if any party to this Agreement is unable to sign any amendment due to its dissolution, winding up or comparable circumstances, then the consent of the Class A Noteholders and Certificateholders representing at least a majority of the total current outstanding Class A Note Balance and at least a majority of the current total Certificate Interest, respectively, shall be sufficient to amend this Agreement without such party’s signature. Each of the parties agree not to consent to any amendment to the Sale and Servicing Agreement [or the Insurance Agreement] that changes the Servicer’s duties and responsibilities and that could affect the Backup Servicer’s rights or payments in the event the Backup Servicer is required to become the successor Servicer.
     (b) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.
     (c) This Agreement may be signed in counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.
     (d) In the case where the date on which any action required to be taken, document required to be delivered or payment required to be made is not a business day in Dallas, Texas, such action, delivery or payment need not be made on that date, but may be made on the next succeeding business day.
     (e) All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered or mailed by first-class registered mail or certified mail, postage prepaid, or by telephone facsimile transmission and overnight delivery service, postage prepaid, in any case addressed as follows:

[To the Insurer:	[ ] Re: Santander Drive Auto Receivables Trust 20[ ]-[ ] Policy No. [ ] Telephone No.: [ ] Facsimile: [ ]]

To the Backup Servicer:	[ ] Attention: [ ] Telephone No.: [ ] Facsimile: [ ]

To the Issuer:	Santander Drive Auto Receivables Trust 20[ ]-[ ] c/o [ ] [ ] Attention: [ ] Telephone No.: [ ] Facsimile: [ ]

To the Seller:	Santander Drive Auto Receivables LLC 8585 North Stemmons Freeway, Suite 1100-N Dallas, TX 75247 Attention: [ ] Telephone No.: [ ] Facsimile: [ ]

To Santander Consumer:	Santander Consumer USA Inc. 8585 North Stemmons Freeway, Suite 1100-N Dallas, TX 75247 Attention: [ ] Telephone No.: [ ] Facsimile: [ ]

To the Indenture Trustee:	[ ] Attention: [ ] Telephone No.: [ ] Facsimile: [ ]

     Each such notice, request, consent or other communication shall be deemed given when so delivered, if personally delivered or transmitted by facsimile, or if mailed, two days after deposit with the U.S. Postal Service.
     Section 17. Nonpetition. None of the parties hereto shall file any involuntary petition or otherwise institute any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or State bankruptcy or similar law against the Issuer or the Seller.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first set forth above.

[[ ], as Insurer
By:
Name:
Title: ]

[ ], as Backup Servicer
By:
Name:
Title:

SANTANDER DRIVE AUTO RECEIVABLES TRUST 20[ ]-[ ], as Issuer
By:	[ ], not in its
Individual capacity but solely as Owner
Trustee

By:
Name:
Title:

SANTANDER DRIVE AUTO RECEIVABLES LLC, as Seller
By:
Name:
Title:

SANTANDER CONSUMER USA INC., as Servicer
By:
Name:
Title:

[ ], as Indenture Trustee
By:
Name:
Title

EXHIBIT A
MONTHLY CONFIRMATION FOR RECEIPT OF SERVICING TAPE
Santander Consumer USA Inc.
8585 North Stemmons Freeway,
Suite 1100-N
Dallas, TX 75247
Month                                              Year
     Pursuant to Section 6(c) of the Backup Servicing Agreement, dated as of [     ], 20[  ] (the “Backup Servicing Agreement”), among [[     ], as the Insurer,] [     ], as Backup Servicer, Santander Drive Auto Receivables Trust 20[  ]-[  ], as Issuer, Santander Drive Auto Receivables LLC, as Seller, Santander Consumer USA Inc., as Servicer, and [     ], as Indenture Trustee (the “Indenture Trustee”), [     ] is hereby providing written confirmation that it has received the magnetic tape or electronic transmission of servicing information from Santander Consumer in a format acceptable to [     ] and the electronic file is in readable form and [  ] can access and read the data and has confirmed the Pool Balance.
     Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Backup Servicing Agreement.

[ ]
By:
Name:
Title: